UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2009

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On May 5, 2009, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the first quarter ended March 31, 2009.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated May 5, 2009

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  May 7, 2009

By:      /S/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated May 5, 2009

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

-- Kenneth Cole Productions, Inc. Reports Q1 EPS In-Line With Guidance --

-- Completes $20 million of Expected Annual Cost Reduction --

-- Retains Strong Balance Sheet with $46 million in Cash and No Long-Term Debt –

New York, New York, May 5, 2009 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today reported results for the quarter ended March 31, 2009.  As anticipated, net revenues in the first quarter declined 15.6% to $103.4 million versus $122.5 million in the year-ago quarter.  Revenue was down in all segments, including a comparable store sales decline of 20.4%.  Sales performance was significantly impacted by the severe pullback in consumer spending and inventory cutbacks at major wholesale partners in response to the difficult macroeconomic environment.

The Company reported an operating loss of $(0.46) per share compared to earnings per share of $0.04 in the year-ago quarter.  This quarter’s results include $0.05 per share of restructuring and other unusual items. Excluding these items, the loss per share would have been $(0.41), in line with prior guidance.

Kenneth Cole, Chairman and Chief Creative Officer commented, “While we continue to be disappointed with our financial results, we are encouraged by some of the progress we are making in some of the new strategic initiatives that we believe will appropriately position the Company to be able to operate profitably in any business environment.  The Company continues to have a strong balance sheet, with no long-term debt, and a talented and motivated organization focused on executing.”

Consolidated gross margin, which was 33.9% in the quarter compared to 41.0% in the year-ago period, reflected the Company’s continued promotional efforts to realize appropriate inventory levels in response to the current soft market environment in all channels.

Selling, general and administrative expenses declined in the first quarter to $47.7 million versus the year-ago level of $49.1 million.  The Company achieved $4.0 million of expense reduction versus the prior year’s quarter offset by new store expenses, severance, and other unusual items.

The Company also noted that during the first quarter it completed its previously announced initiative to reduce existing annual expenses. During this process, the Company further rationalized its wholesale portfolio and terminated its unprofitable Bongo license effective December 31, 2009.  As a result of the Company’s effort to become more focused and certain cost cutting initiatives undertaken over the past twelve months, the Company expects annual savings in excess of $20 million per year.  The Company further noted that it expects to reinvest approximately $5 million of these savings into new initiatives designed to generate improved results consistent with its strategic plan.

Jill Granoff, Chief Executive Officer of Kenneth Cole Productions, commented, “We are taking decisive steps to make us a stronger, more focused business that delivers increased profitability and shareholder value. We have placed tighter controls on expenses, inventory and capital investment.  At the same time, we are pursuing product innovation and an enhanced customer experience in all channels of distribution to build our brand for the long-term.”

The Company noted that inventory at the close of the quarter was $44.1 million, down approximately 4% versus the year-ago level.  The Company anticipates further improvement in the second quarter inventory level as planned reductions in receipts take effect.  Combined with an improved product assortment and the cost cutting initiatives, the Company expects to generate improved operating margins in the second half of the fiscal year.

Cash and cash equivalents at the end of the first quarter were $46.3 million compared to $71.5 million at this same time last year.  The Company noted that it had used approximately $28.2 million of cash over the past year for the repurchase of stock and for capital expenditures.

Ms. Granoff concluded, “In the quarter, we completed our initiative to eliminate $20 million of expenses.  We believe that the second half of fiscal 2009 will show improvement in our financial results as we realize the benefits of these activities, new product introductions and improved inventory management.  In addition, as we gain further traction with our product, marketing and channel initiatives, we expect to enter 2010 with a renewed capability to drive growth and increase profitability.”

Presentation of Financial Information

In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for the quarter ended March 31, 2009.  This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance.  Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding charges that the Company believes are not indicative of the Company's core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to the Company's actual and expected results is included in the financial tables of this press release.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

(In thousands, except	Quarter Ended
per share & outstanding share amounts)	(Unaudited)
	3/31/09	3/31/08

Net sales	$ 94,374	$112,615

Licensing and other revenue	9,001	9,882

Net revenue	$103,375	$122,497

Gross profit	35,072	50,227

Selling, gen’l & administrative	46,947	49,115
Severance, related benefits and
Net lease termination benefit	726	--
Total Operating Expense	47,673	49,115

Operating (loss) income	(12,601)	1,112

Interest income, net	206	888
Investment impairment	(399)	(594)
Total Interest & Other (Expense) Income	(193)	294

(Loss) Income before taxes	(12,794)	1,406

Income tax (benefit) expense	(4,626)	599

Net (loss) income	$(8,168)	$ 807

Net (loss) income per share: Basic	$(0.46)	$0.04

Net (loss) income per share: Diluted	$(0.46)	$0.04

Average shares outstanding: Basic	17,889,000	19,325,000

Average shares outstanding: Diluted	17,889,000	19,527,000

Balance Sheet Data:	3/31/09	3/31/08
Cash & Cash Equivalents	$ 46,333	$ 71,538
Due from Factor/Accounts Receivable	47,230	60,379
Inventory	44,120	45,778
Total Assets	308,440	342,523
Working Capital	86,601	133,781
Accounts Payable & Accrued Expenses	47,567	35,039
Long-term Debt	0	0
Total Shareholders’ Equity	194,437	234,809

Kenneth Cole Productions, Inc.

*As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results.

(In thousands, except	Quarter Ended
per share & outstanding share amounts)	(Unaudited)
	3/31/09	3/31/08

Net (loss) income, as reported	$ (8,168)	$ 807

Income tax (benefit) expense, as reported	(4,626)	599

(Loss) income before taxes, as reported	(12,794)	1,406

Investment Impairment	399	594
Severance, related benefits and
Net lease termination benefit	726	--
Total Other Charges	1,125	594

Adjusted (Loss) income before taxes	(11,669)	2,000

Adjusted Income tax (benefit) expense	(4,363)	599

Adjusted Net (loss) income	$ (7,306)	$ 1,401

Net (loss) income per share: Basic, as reported	$(0.46)	$0.04

Other Charges	(0.05)	0.03

Adjusted Net (loss) income per share: Basic	$(0.41)	$0.07

Net (loss) income per share: Diluted, as reported	$(0.46)	$0.04

Other Charges	(0.05)	0.03

Adjusted Net (loss) income per share: Diluted	$(0.41)	$0.07

Average shares outstanding: Basic	17,889,000	19,325,000

Average shares outstanding: Diluted	17,889,000	19,527,000